UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2011

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 2345,
Abingdon, VA 24212
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 21, 2010, the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”) was enacted.  Section 1503 of the Dodd-Frank Act contains new reporting requirements regarding mine safety, including disclosing on a Current Report on Form 8-K the receipt of a notice of the potential to have a pattern of violations of mandatory health or safety standards under section 104(e) of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) issued by the Mine Safety and Health Administration (“MSHA”).

On August 30, 2011, Support Mining Company d/b/a Inman Coal (“Inman”) and Independence Coal Company, Inc. (“Independence”), subsidiaries of Alpha Natural Resources, Inc. (“Alpha”), received written notice from MSHA alleging that Inman’s Randolph Mine and Independence’s Justice #1 Mine have the potential to have a pattern of violations (“PPOV”) under section 104(e) of the Mine Act.

The PPOV notices are based on citations and orders issued by MSHA to Inman and Independence during the twelve month period from September 1, 2009 through August 31, 2010.  Inman and Independence disagree with and intend to challenge the issuance of such notices because (i) many of the citations and orders on which the notices are based have been contested and should not be included in the PPOV screening process because they are not final orders of the Federal Mine Safety and Health Review Commission, and (ii) MSHA has failed to follow its procedural policy which states:

There may be extraordinary occasions when a mine meets the screening criteria by which mines are identified as exhibiting a potential pattern of violations but there are mitigating circumstances that make a potential pattern notification inappropriate.  Examples of situations that would be necessary to justify not issuing a PPOV notification are: • Recent bona fide changes in mine ownership or management….

On June 1, 2011, Alpha acquired Massey Energy Company (“Massey”), the ultimate parent of Inman and Independence.  Since the change in ownership, significant management changes have been made at both mines.

Inman and Independence also intend to fully analyze the nature and type of the subject citations and orders issued during Massey’s ownership, and use that analysis as the basis for developing a written plan for corrective action at their respective mines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

September 2, 2011	By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Executive Vice President, General Counsel and Secretary